Exhibit 5.1

July 30, 2010

Denny’s Corporation
203 East Main Street
Spartanburg, SC  29319

Ladies and Gentlemen:

As Assistant General Counsel of Denny’s Corporation (the “Company”), I am familiar with the Registration Statement to be filed by the Company on or about July 30, 2010 with the Securities and Exchange Commission with respect to 1,500,000 shares of the Company’s $.01 par value common stock to be issued outside of a plan pursuant to the grant or exercise of employment inducement awards of stock options and restricted stock units.

It is my opinion that the Company’s $.01 par value common stock to be registered, when sold or issued hereafter upon the grant or exercise of such awards and upon payment of the consideration for such shares, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the above mentioned Registration Statement.

Sincerely,

/s/ J. Scott Melton

J. Scott Melton
Assistant General Counsel,
Corporate Governance Officer
and Secretary